Exhibit 10.5

MEDIA GENERAL, INC.

DEFERRED COMPENSATION PLAN

Amended and Restated as of January 1, 2012

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

i

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

ARTICLE II	ELIGIBILITY, SELECTION, ENROLLMENT	8
2.01	Eligibility, Selection by Administrator	8
2.02	Enrollment Requirements	9

ARTICLE III	DEFERRAL CONTRIBUTIONS, INVESTMENT ADJUSTMENTS, TAXES AND VESTING	9
3.01	Deferral Contributions	9
3.02	Selection of Hypothetical Investments	10
3.03	Adjustment of Participant Accounts	11
3.04	Withholding of Taxes	11
3.05	Vesting	11

ARTICLE IV	SUSPENSION OF DEFERRALS	12
4.01	Unforeseeable Emergencies	12
4.02	Disability	12
4.03	Leave of Absence	12

ARTICLE V	INTERIM AND HARDSHIP DISTRIBUTIONS	13
5.01	Interim Distributions	13
5.02	Withdrawal in the Event of an Unforeseeable Emergency	13

ARTICLE VI	TERMINATION OF BENEFIT	13
6.01	Termination Benefit	13
6.02	Payment of Termination Benefit	14
6.03	Death Prior to Completion of Termination Benefit	14

ARTICLE VII	RETIREMENT BENEFIT	14
7.01	Retirement Benefit	14
7.02	Payment of Retirement Benefit	14
7.03	Death Prior to Completion of Retirement Benefit	15

ARTICLE VIII	PRE-RETIREMENT DEATH BENEFIT	15
8.01	Pre-Retirement Death Benefit	15
8.02	Payment of Pre-Retirement Death Benefit	15

ARTICLE IX	DISABILITY BENEFIT	15
9.01	Disability Benefit	15
9.02	Payment of Disability Benefit	16
9.03	Death Prior to Completion of Disability Benefit	16

ARTICLE X	BENEFICIARY DESIGNATION	16
10.01	Beneficiary	16
10.02	Beneficiary Designation; Change; Spousal Consent	16
10.03	Acknowledgment	17
10.04	No Beneficiary Designation	17
10.05	Doubt as to Beneficiary	17
10.06	Discharge of Obligations	17

ii

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

ARTICLE XI	TERMINATION, AMENDMENT OR MODIFICATION	17
11.01	Termination	17
11.02	Amendment	18
11.03	Effect of Payment	18
11.04	Anti-Acceleration	18
11.05	Special Election	18

ARTICLE XII	ADMINISTRATION	19
12.01	Administrator Duties	19
12.02	Agents	19
12.03	Binding Effect of Decisions	19
12.04	Indemnity of Administrator and Committee	19
12.05	Employer Information	19
12.06	Fiduciary Discretion	20

ARTICLE XIII	OTHER BENEFITS AND AGREEMENTS	20

ARTICLE XIV	CLAIMS PROCEDURE	20

ARTICLE XV	TRUST	21
15.01	Establishment of the Trust	21
15.02	Interrelationship of the Plan and the Trust	21
15.03	Distributions From the Trust	21

ARTICLE XVI	MISCELLANEOUS	21
16.01	Status of Plan	21
16.02	Unsecured General Creditor	22
16.03	Employer’s Liability	22
16.04	Nonassignability	22
16.05	Not a Contract of Employment	22
16.06	Furnishing Information	22
16.07	Terms	23
16.08	Captions	23
16.09	Governing Law	23
16.10	Notice	23
16.11	Successors	24
16.12	Validity	24
16.13	Incompetent	24
16.14	Distribution in the Event of Taxation	24
16.15	Insurance	24
16.16	Omnibus Provisions	25

iii

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

PURPOSE

This Plan document amends and restates in its entirety the Media General, Inc. Deferred Compensation Plan, as previously amended and restated from time to time. This Plan is maintained for the purpose of providing Participants an opportunity to defer compensation that would otherwise be currently payable to such Participants. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA. Effective January 1, 2008, the Plan was amended to conform the written terms of the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”). The Plan has been operated in good faith compliance with the requirements of Code section 409A for periods starting January 1, 2005, and through December 31, 2008. Effective January 1, 2008, the Plan is intended to comply with Code section 409A of the Code and final regulations thereunder. All questions concerning the Plan must be interpreted in light of the Company’s intention to satisfy the applicable provisions of ERISA and Code section 409A.

Effective for periods commencing on or after January 1, 2012, and until otherwise announced by the Administrator, the Plan is amended to cease Deferral Contributions with respect to Base Annual Salary or Bonus earned on or after January 1, 2012. Further, the Plan is amended, effective for periods commencing on or after January 1, 2012, and until otherwise announced by the Administrator, to provide that no individual who is not already a Participant in the Plan on December 31, 2011, may become eligible to participate or make an election to participate in the Plan.

ARTICLE I

DEFINITIONS

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated:

1.01	Account Balance

Account Balance shall mean as of any given measurement date called for under the Plan the balance of the Participant’s Deferral Contribution Account, adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions, in accordance with Article III of the Plan.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

1.02	Administrator

Administrator shall mean the Company acting as plan administrator, subject to oversight and direction by the Committee. References to the “Administrator” herein shall be deemed to include the Committee where the context requires.

1.03	Base Annual Salary

Base Annual Salary shall mean the base annual compensation payable to a Participant by an Employer for services rendered during a Plan Year, (i) excluding Bonus, commissions, director fees or other additional incentives or awards payable to the Participant, but (ii) before reduction for any Elective Deductions.

1.04	Beneficiary

Beneficiary shall mean one or more persons, trusts, estates or other entities, designated by the Participant in accordance with Article X, to receive the Participant’s undistributed Account Balance, in the event of the Participant’s death.

1.05	Beneficiary Designation Form

Beneficiary Designation Form shall mean the document which shall be used by the Participant to designate his Beneficiary for the Plan.

1.06	Benefit Distribution Date

Benefit Distribution Date shall mean the date distribution of the Participant’s Account Balance is triggered and it shall be deemed to occur as of the date on which the Participant’s employment terminates for any reason whatsoever, including but not limited to death, Disability or any other reason. Notwithstanding the preceding, if the Participant’s employment terminates due to his Retirement, his Benefit Distribution Date shall be deemed to occur as of the first January 1st immediately following Retirement (with the first payment on the later of January 1 or the six-month anniversary of his Retirement) or on one of the next two (2) successive January 1st, as elected in advance by the Participant on his Benefit Distribution Form. Upon a Benefit Distribution Date triggered due to: (i) a Termination of Employment, the Participant’s Account Balance shall be payable pursuant to Article VI; (ii) a Retirement, the Participant’s Account Balance shall be payable pursuant to Article VII; (iii) a pre-retirement death, the Participant’s Account Balance shall be payable pursuant to Article VIII; and (iv) a Disability, the Participant’s Account Balance shall be payable pursuant to Article IX.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

1.07	Benefit Distribution Form

Benefit Distribution Form shall mean the document, executed by the Participant, which specifies the manner in which the Participant shall have his Account Balance attributable to each Plan Year distributed commencing on his Benefit Distribution Date. The Participant shall be entitled to elect to have his Account Balance distributed in the form of a lump sum or in annual payments over a period of up to twenty (20) years, in the event a Retirement Benefit is due and payable under the terms of the Plan. The Participant shall be entitled to elect to have his Account Balance distributed in the form of a lump sum or in annual payments over a period of up to ten (10) years, in the event any of the following benefits are due and payable under the terms of the Plan: (i) a Termination Benefit pursuant to Article VI, (ii) a Pre-Retirement Death Benefit pursuant to Article VIII or (iii) a Disability Benefit pursuant to Article IX. The Benefit Distribution Form must be provided to the Administrator along with all other Enrollment Forms, pursuant to Article II, prior to participating in the Plan. In the event the Participant fails to submit a valid Benefit Distribution Form, his Account Balance will be paid in a lump sum on the six-month anniversary of his Separation from Service. Notwithstanding the prior language of this Section, the Participant may submit a subsequent Benefit Distribution Form in order to change the form of distribution, provided however, such form shall be effective only if such election (i) may not take effect for twelve (12) months after it is made and (ii) must postpone payment or commencement of the Participant’s benefit for at least five years from the date the benefit was otherwise scheduled to be paid or to commence.

1.08	Board

Board shall mean the board of directors of the Company.

1.09	Bonus

Bonus shall mean the amounts earned by a Participant during a Plan Year under the Media General Executive Incentive Bonus Plan before reduction for any Elective Deductions, but excluding commissions, stock-related awards and other non-monetary incentives.

1.10	Code

Code shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other authority issued thereunder by the appropriate governmental authority. References to the Code shall include references to any successor section or provision of the Code.

1.11	Committee

Committee shall mean the Compensation Committee of the Board.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

1.12	Company

Company shall mean Media General, Inc., a Virginia corporation, and any successor or assigns.

1.13	Deferral Contribution

Deferral Contribution shall mean the aggregate amount of Base Annual Salary or Bonus deferred by a Participant during a given Plan Year in accordance with the terms of the Plan and the Participant’s Election Form, and “credited” to the Participant’s Deferral Contribution Account. Deferral Contributions shall be deemed to be made to the Plan by the Participant on the date the Participant would have received such compensation had it not been deferred pursuant to the Plan. In addition, the term “Deferral Contribution” shall include the Participant’s accumulated Account Balance (if any) from the predecessor deferral Plan.

1.14	Deferral Contribution Account

Deferral Contribution Account shall mean a Participant’s aggregate Deferral Contributions, as well as any appreciation (or depreciation) specifically attributable to such Deferral Contributions due to Investment Adjustments, reduced to reflect all prior distributions and withdrawals. The Deferral Contribution Account shall be utilized solely as a device for the measurement of amounts to be paid to the Participant under the Plan. The Deferral Contribution Account shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes and, moreover, contingent amounts credited thereto shall not be considered “plan assets” for ERISA purposes. The Deferral Contribution Account merely provides a record of the bookkeeping entries relating to the contingent benefits that the Employer intends to provide Participant and shall thus reflect a mere unsecured promise to pay such amounts in the future.

1.15	Disability

Disability means a Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

1.16	Disability Benefit

Disability Benefit shall mean the benefit set forth in Article IX.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

1.17	Election Form

Election Form shall mean the document required by the Administrator to be submitted by a Participant, on a timely basis, which specifies (i) the amount of Base Annual Salary and/or Bonus the Participant has elected to defer with respect to a given Plan Year and (ii) the portion (if any) which shall be distributable upon an Interim Distribution Date rather than upon the Benefit Distribution Date. An Election Form shall continue to be effective until the earlier of (i) the end of the Plan Year to which it relates or (ii) the effective date of a subsequent Election Form, which has been filed in a timely manner with respect to the same Plan Year, in accordance with the deadlines and procedures established by the Administrator. An Election Form must have an effective date concurrent with the beginning of the Plan Year or any calendar quarter (January 1, April 1, July 1, or October 1). An Election Form shall only be effective with respect to: (i) Base Annual Salary which shall be earned after the effective date of the Election Form and/or (ii) Bonus not yet payable or declared by the Employer as of the effective date of such Election Form. In the event a Participant fails to submit an Election Form properly or fails to submit such form on a timely basis, Participant shall not make Deferral Contributions during the affected period.

1.18	Elective Deductions

Elective Deductions shall mean those deductions from a Participant’s Base Annual Salary or Bonus for amounts voluntarily deferred or contributed by the Participant pursuant to any qualified or non-qualified deferred compensation plan, including, without limitation, amounts deferred pursuant to Code section 125, 402(e)(3) and 402(h), provided, however, that all such amounts would have been payable to the Participant in cash had there been no such deferral.

1.19	Employer

Employer shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that (i) have been selected by the Board to participate in the Plan and (ii) have affirmatively adopted the Plan.

1.20	Enrollment Forms

Enrollment Forms shall mean the initial Election Form, the Benefit Distribution Form and any other forms or documents which may be required of a Participant by the Administrator, in its sole discretion, prior to and as a condition of participating in the Plan.

1.21	ERISA

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other authority issued thereunder by the appropriate governmental authority. References herein to any section of ERISA shall include references to any successor section or provision of ERISA.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

1.22	Hypothetical Investment

Hypothetical Investment shall mean an investment fund or benchmark made available to Participants by the Administrator for purposes of valuing amounts contributed to the Plan.

1.23	Interim Distribution Date

Interim Distribution Date shall mean the January 1 of any calendar year, selected by the Participant, during which the designated portion of the Deferral Contributions (as well as any appreciation or depreciation of such amounts due to Investment Adjustments) attributable to a given Plan Year shall be distributed in a lump sum payment, prior to such Participant’s Benefit Distribution Date. Notwithstanding the prior sentence, in no event shall a Participant be permitted to select a January 1 which is less than four (4) years from the beginning of the Plan Year during which the Deferral Contributions, subject to the Interim Distribution Date, were made to the Plan.

1.24	Investment Adjustment(s)

Investment Adjustment(s) shall mean any appreciation credited to (as income or gains) or depreciation deducted from (as losses) a Participant’s Deferral Contribution Account, periodically, in accordance with such Participant’s selection of Hypothetical Investments pursuant to the Participant’s Investment Re-Allocation Form(s) and/or Investment Allocation Form(s).

1.25	Investment Allocation Form

Investment Allocation Form (i) shall apply with respect to those Deferral Contributions made to the Plan after the effective date of the Investment Allocation Form but prior to the timely filing of a subsequent Investment Allocation Form and (ii) shall determine the manner in which such Deferral Contributions shall be initially allocated by the Participant among the various Hypothetical Investments within the Plan. A new Investment Allocation Form may be submitted by the Participant in accordance with procedures established by the Administrator.

1.26	Investment Reallocation Form

Investment Reallocation Form shall re-direct the manner in which earlier Deferral Contributions, as well as any appreciation (or depreciation) to-date, are invested within the Hypothetical Investments available in the Plan. An Investment Reallocation Form may be submitted by the Participant in accordance with procedures established by the Administrator.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

1.27	Participant

Participant shall mean any employee (i) who is selected to participate in the Plan in accordance with Section 2.01, (ii) who elects to participate in the Plan, (iii) who signs the applicable Enrollment Forms (and other forms required by the Administrator) on a timely basis, and (iv) whose signed Enrollment Forms (and other required forms) are accepted by the Administrator.

1.28	Plan

Plan shall mean the Media General, Inc., Deferred Compensation Plan, which shall be evidenced by this instrument and by each Enrollment Form, as they may be amended from time to time.

1.29	Plan Year

Plan Year shall mean the period beginning on January 1 of each year and ending December 31.

1.30	Retirement, Retires or Retired

Retirement, Retires or Retired shall mean, with respect to an Employee, Separation from Service from the Employer(s) for any reason other than an authorized leave of absence, Disability, or death, on or after (i) the attainment of age sixty-five (65) or (ii) the attainment of both age fifty-five (55) and five (5) Years of Service.

1.31	Retirement Benefit

Retirement Benefit shall mean the benefit set forth in Article VII.

1.32	Separation from Service

Separation from Service shall mean either (i) the complete cessation of the performance of services by the Participant for the Company for whatever reason, or (ii) a diminished level of services where the Participant is expected to perform services at a level equal to 20% or less of the average level of service provided during the immediately preceding 36 months.

1.33	Termination Benefit

Termination Benefit shall mean the benefit set forth in Article VI.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

1.34	Termination of Employment

Termination of Employment shall mean the voluntary or involuntary severing of employment, with any and all Employers, for any reason other than Retirement, Disability, or death.

1.35	Unforeseeable Emergency

Unforeseeable Emergency shall mean is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any event, any distribution under this Plan section shall not exceed the remaining amount required by the Participant to resolve the hardship after (i) reimbursement or compensation through insurance or otherwise, (ii) obtaining liquidation of the Participant’s assets, to the extent such liquidation would not itself cause a severe financial hardship, or (iii) suspension of deferrals under the Plan. A Participant claiming hardship shall be required to submit to the Administrator documentation of the hardship and proof that the loss is not covered by other means.

1.36	Years of Service

Years of Service shall mean the total number of twelve (12) month periods during which a Participant has been continuously employed by one or more Employers

ARTICLE II

ELIGIBILITY, SELECTION, ENROLLMENT

2.01	Eligibility, Selection by Administrator

Those employees who are (i) determined by the Company to be members of in a select group of management or highly compensated employees of the Company, (ii) specifically chosen by the Company to participate in the Plan, and (iii) approved for such participation by the Administrator, in its sole discretion, shall be eligible to participate in the Plan subject to the enrollment requirements described in Section 2.02. For periods commencing on or after January 1, 2012, and until otherwise announced by the Administrator, no individual who was not already a Participant may become a Participant in the Plan.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

2.02	Enrollment Requirements

Each employee deemed eligible to participate in the Plan pursuant to Section 2.01, shall, as a condition to participating in the Plan, complete and return to the Administrator all of the required Enrollment Forms, on a timely basis in accordance with Article III below. In addition, the Administrator shall in its sole discretion, establish such other enrollment requirements necessary for continued participation in the Plan.

ARTICLE III

DEFERRAL CONTRIBUTIONS, INVESTMENT ADJUSTMENTS,

TAXES AND VESTING

3.01	Deferral Contributions

(a) Election to Defer. A Participant may make an election to defer the receipt of amounts payable to the Participant, in the form of Base Annual Salary or Bonus, with respect to any Plan Year. The Participant’s intent to defer shall be evidenced by an Election Form, which has been completed and submitted to the Administrator in accordance with such procedures and time frames as may be established by the Administrator in its sole discretion. Except as provided in subsection (c), a Participant may make an election to defer Compensation for a Plan Year only if such election is made no later than December 31 of the prior Plan Year, or by such earlier date as may be announced by the Administrator. Such election shall remain in effect for the entire Plan Year and for all subsequent Plan Years until the Participant revokes such election or timely files a new election applicable to subsequent Plan Years. Each Compensation Reduction Election shall be made on a form provided by the Administrator and shall specify such additional information as the Administrator may require. Amounts deferred by a Participant with respect to a given Plan Year shall be referred to collectively as a Deferral Contribution and shall be credited to a Deferral Contribution Account established in the name of the Participant. For periods commencing on or after January 1, 2012, and until otherwise announced by the Administrator, no further elections to defer may be made under the Plan. Any election in effect prior to such date shall not remain in effect after December 31, 2011, and shall be considered to be revoked on December 31, 2011.

(b) Components of Deferral Contributions.

(i) Base Annual Salary. A Participant may designate a fixed dollar amount or percentage to be deducted from his Base Annual Salary. Such amount shall be withheld, in substantially equal installments, from each regularly scheduled payment of Base Annual Salary.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

(ii) Bonus. A Participant may designate a fixed dollar amount or percentage to be deducted from his Bonus. If a fixed dollar amount is designated by the Participant to be deducted from any Bonus payment and such fixed dollar amount exceeds the Bonus actually payable to the Participant, the entire amount of such Bonus shall be withheld.

(c) Minimum Deferral.

(i) Minimum. During any Plan Year the Administrator may permit a Participant to elect to defer, pursuant to an Election Form, Base Annual Salary and/or Bonus in a minimum amount of $4,000. If an Election Form is submitted which would yield less than the stated minimum amount, the amount deferred shall be zero.

(ii) Short Plan Year. If an Employee first becomes a Participant after the first day of any Plan Year, the minimum deferral amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

(d) Maximum Deferral. For any given Plan Year the Administrator may permit a Participant to defer, pursuant to an Election Form, one or more of the following forms of compensation up to the following maximum percentages:

Deferral	Maximum Percentage

Base Annual Salary	80%
Bonus	100%

3.02	Selection of Hypothetical Investments

The Participant shall select one or more Hypothetical Investments among which his various contributions shall be distributed. At the beginning of each Plan Year, the Administrator shall provide the Participant with a list of Hypothetical Investments available. From time to time, in the sole discretion of the Administrator, the Hypothetical Investments available within the Plan may be revised. All Hypothetical Investment selections must be denominated in whole percentages unless the Administrator determines that lower increments are acceptable. A Participant may make changes in his selected Hypothetical Investments in accordance with procedures established by the Administrator.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

3.03	Adjustment of Participant Accounts

A Participant’s account shall be adjusted, periodically, in accordance with the Hypothetical Investment(s) chosen by the Participant subject to the conditions and procedures set forth herein or established by the Administrator from time to time. Any cash earnings generated under an Hypothetical Investment (such as interest and cash dividends and distributions) shall, at the Administrator’s sole discretion, either be deemed to be reinvested in that Hypothetical Investment or reinvested in one or more other Hypothetical Investment(s) designated by the Administrator. All notional acquisitions and dispositions of Hypothetical Investments which occur within a Participant’s accounts, pursuant to the terms of the Plan, shall be deemed to occur at such times as the Administrator shall determine to be administratively feasible in its sole discretion and the Participant’s accounts shall be adjusted accordingly. Accordingly, if a distribution or re-allocation must occur pursuant to the terms of the Plan and all or some portion of the Account Balance must be valued in connection such distribution or re-allocation (to reflect Investment Adjustments), the Administrator may in its sole discretion, unless otherwise provided for in the Plan, select a date or dates which shall be used for valuation purposes.

3.04	Withholding of Taxes

(a) Annual Withholding from Compensation. For any Plan Year in which Deferral Contributions are made to the Plan, the Employer shall withhold the Participant’s share of FICA and other employment taxes from the portion of the Participant’s Base Annual Salary and/or Bonus not deferred. If deemed appropriate by the Administrator, the Participant’s Election Form may be reduced in certain instances where necessary to facilitate compliance with applicable withholding requirements. If a Participant elects to defer his entire Bonus, the Employer shall withhold the Participant’s share of FICA and other employment taxes from such Bonus before giving effect to the Participant’s Election.

(b) Withholding from Benefit Distributions. The Participant’s Employer shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer.

3.05	Vesting

The Participant shall at all times be one hundred percent (100%) vested in all Deferral Contributions, as well as in any appreciation (or depreciation) specifically attributable to such contributions due to Investment Adjustments.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

ARTICLE IV

SUSPENSION OF DEFERRALS

4.01	Unforeseeable Emergencies

If a Participant experiences an Unforeseeable Emergency, the Participant may petition the Administrator to suspend any deferrals required to be made by the Participant pursuant to his current Election Form. The Administrator shall determine, in its sole discretion, whether to approve the Participant’s petition. If the petition for a suspension is approved, suspension shall commence upon the date of approval and shall continue until the earlier of (i) the date the Participant’s current Election Form ceases to be effective (i.e., the end of the Plan quarter or Plan Year, as applicable) or (ii) the date the Unforeseeable Emergency ceases to exist, as determined by the Administrator in its sole discretion.

4.02	Disability

From and after the date that a Participant is deemed to have suffered a Disability, any current Election Form of the Participant shall automatically be suspended and no further deferrals shall be required to be made by the Participant pursuant to his current Election Form.

4.03	Leave of Absence

If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant’s deferrals shall be suspended until the earlier of (i) the date the leave of absence expires or (i) the date the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the Election Form, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the appropriate amounts shall continue to be withheld from the Participant’s compensation pursuant to the Participant’s then current Election Form.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

ARTICLE V

INTERIM AND HARDSHIP DISTRIBUTIONS

5.01	Interim Distributions

A Participant may make an advance election, at the time he files any Election Form for a given Plan Year, to have certain amounts payable from his Deferral Contribution Account at an Interim Distribution Date designated by the Participant, instead of payable at the Participant’s Benefit Distribution Date. Such amount(s) shall be measured on the applicable Interim Distribution Date and shall be payable within thirty (30) days of such Interim Distribution Date. The Participant’s selection of an Interim Distribution Date must comply with the language of Section 1.23. Notwithstanding a Participant’s advance election to designate an Interim Distribution Date or Dates, the amounts which would otherwise be subject to such Interim Distribution Date or Dates shall be distributable upon the Participant’s Benefit Distribution Date (pursuant to Article VI, VII, VIII, or IX as applicable), if such date occurs prior to any Interim Distribution Date.

5.02	Withdrawal in the Event of an Unforeseeable Emergency

A Participant who believes he has experienced an Unforeseeable Emergency may request in writing a withdrawal of a portion of his accounts necessary to satisfy the emergency. The Administrator shall determine, in its sole discretion, (i) whether an Unforeseeable Emergency has occurred, (ii) the amount reasonably required to satisfy the Unforeseeable Emergency as well as (iii) the accounts from which the withdrawal shall be made; provided, however, that the withdrawal shall not exceed the Participant’s Account Balance. In making any determinations under this Section 5.02, the Administrator shall be guided by the prevailing authorities under the Code. If, subject to the sole discretion of the Administrator, the petition for a withdrawal is approved, the distribution shall be made within sixty (60) days of the date of approval by the Administrator.

ARTICLE VI

TERMINATION BENEFIT

6.01	Termination Benefit

In the event the Participant’s Benefit Distribution Date is triggered due to his Termination of Employment, the Participant shall receive a Termination Benefit and no other benefits shall be payable under the Plan.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

6.02	Payment of Termination Benefit

The Termination Benefit shall be payable in the form previously selected by the Participant on his Benefit Distribution Form, and shall be paid or commence to be paid on the first day of the month following the six-month anniversary of the occurrence of his Benefit Distribution Date. If installment payments were chosen, the payment will commence on the first January after the first anniversary of the Participant’s Termination of Employment. The initial installment shall be based on the value of the Participant’s Account Balance, measured on his Benefit Distribution Date and shall be equal to 1/n (where ‘n’ is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, with the measurement date being the anniversary of the original measurement date.

6.03	Death Prior to Completion of Termination Benefit

If a Participant dies after his Termination of Employment but before the Termination Benefit has commenced or been paid in full, the Participant’s unpaid Account Balance shall be paid to the Participant’s Beneficiary in the same manner as would have been paid to the Participant.

ARTICLE VII

RETIREMENT BENEFIT

7.01	Retirement Benefit

In the event the Participant’s Benefit Distribution Date is triggered due to his Retirement, the Participant shall receive the Retirement Benefit and no other benefit shall be payable under the Plan.

7.02	Payment of Retirement Benefit

The Retirement Benefit shall be payable in the form previously selected by the Participant, on his Benefit Distribution Form, and shall be paid or commence to be paid on the January 1st also selected by the Participant on his Benefit Distribution Form, which is at least six months following his Retirement. If installment payments were chosen, the initial installment shall be based on the value of the Participant’s Account Balance, measured on his selected Benefit Distribution Date and shall be equal to 1/n (where ‘n’ is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, with the measurement date being the anniversary of the original measurement date.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

7.03	Death Prior to Completion of Retirement Benefit

If a Participant dies after Retirement but before the Retirement Benefit has commenced or been paid in full, the Participant’s unpaid Retirement Benefit payments shall be paid to the Participant’s Beneficiary in the same manner as would have been paid to the Participant.

ARTICLE VIII

PRE-RETIREMENT DEATH BENEFIT

8.01	Pre-Retirement Death Benefit

In the event the Participant’s Benefit Distribution Date is triggered due to his death during employment, the Participant’s Beneficiary shall receive the pre-retirement death benefit described below and no other benefits shall be payable under the Plan.

8.02	Payment of Pre-Retirement Death Benefit

The pre-retirement death benefit shall be payable in the form previously selected by the Participant, on his Benefit Distribution Form, and shall be paid or commence to be paid within sixty (60) days following the occurrence of his death. If installment payments were chosen, the initial installment shall be based on the value of the Participant’s Account Balance, measured on his Benefit Distribution Date and shall be equal to 1/n (where ‘n’ is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, with the measurement date being the anniversary of the original measurement date.

ARTICLE IX

DISABILITY BENEFIT

9.01	Disability Benefit

In the event the Participant’s Benefit Distribution Date is triggered due to his Disability, the Participant shall receive a Disability Benefit and no other benefits shall be payable under the Plan. Notwithstanding the prior sentence, if the Participant is otherwise eligible to Retire pursuant to the terms of the Plan, he shall be paid a Retirement Benefit in accordance with Article VII; Article IX shall not be controlling with respect to such Participant.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

9.02	Payment of Disability Benefit

The Disability Benefit shall be payable in the form previously selected by the Participant, on his Benefit Distribution Form, and shall commence (or be fully paid, in the event a lump sum form of distribution) within sixty (60) days following the occurrence of his Benefit Distribution Date. If installment payments were chosen, the initial installment shall be based on the value of the Participant’s Account Balance, measured on his Benefit Distribution Date and shall be equal to 1/n (where ‘n’ is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, with the measurement date being the anniversary of the original measurement date.

9.03	Death Prior to Completion of Disability Benefit

If a Participant dies after suffering a Disability but before the Disability Benefit has commenced or been paid in full, the Participant’s unpaid Account Balance shall be paid to the Participant’s Beneficiary in a lump sum, within sixty (60) days of the Participant’s death.

ARTICLE X

BENEFICIARY DESIGNATION

10.01	Beneficiary

Each Participant shall have the right, at any time, to designate a Beneficiary or Beneficiaries to receive, in the event of the Participant’s death, those benefits payable under the Plan. The Beneficiary(ies) designated under this Plan may be the same as or different from the Beneficiary designation made under any other plan of the Employer.

10.02	Beneficiary Designation; Change; Spousal Consent

A Participant shall designate his Beneficiary by completing and signing a Beneficiary Designation Form, and returning it to the Administrator or its designated agent. A Participant shall have the right to change his Beneficiary by completing, signing and submitting to the Administrator a revised Beneficiary Designation Form in accordance with the Administrator’s rules and procedures, as in effect from time to time. If the Participant names someone other than his spouse as a Beneficiary, a spousal consent, in the form designated by the Administrator, must be signed by that Participant’s spouse and returned to the Administrator. Upon acknowledgement by the Administrator of a revised Beneficiary Designation Form, all Beneficiary designations previously filed shall be deemed canceled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form both (i) filed by the Participant and (ii) acknowledged by the Administrator, prior to his death.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

10.03	Acknowledgment

No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Administrator or its designated agent.

10.04	No Beneficiary Designation

If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

10.05	Doubt as to Beneficiary

If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Administrator’s satisfaction.

10.06	Discharge of Obligations

The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Administrator from all further obligations under this Plan with respect to the Participant.

ARTICLE XI

TERMINATION, AMENDMENT OR MODIFICATION

11.01	Termination

Although the Employers anticipate that they will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan, at any time, with respect to its participating Employees by action of its board of directors. Upon the termination of the Plan with respect to any Employer, all amounts credited to each of the Participant accounts shall be paid to the Participant or, in the case of the Participant’s death, to the Participant’s Beneficiary, in a lump sum notwithstanding any elections made by the Participant. The Plan shall not be terminated unless such termination is permitted and administered in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix).

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

11.02	Amendment

The Company may, at any time, amend or modify the Plan in whole or in part with respect to any or all Employers by the actions of the Board; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, calculated as if the Participant had Retired as of the effective date of the amendment or modification.

11.03	Effect of Payment

The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant and his designated Beneficiaries under this Plan.

11.04	Anti-Acceleration

Notwithstanding anything in the Plan to the contrary, no change submitted on an Election Form shall be accepted by the Company if the change accelerates the time over which distributions shall be made to the Participant (except as other permitted under Code section 409A). The Company shall deny any change made to an election if the Company determines that the change violates the requirement under Code section 409A.

Notwithstanding the preceding, the Company, in its discretion, may accelerate distributions under the Plan in accordance with each of the payment events contained in Treasury Regulation section 1.409A-3(j)(4)(ii) through (xiv).

11.05	Special Election

A Participant may elect, prior to December 31, 2008, to have his Account paid in the time and form described in Plan sections 8.01(a) and (b). Such election shall not apply to amounts otherwise payable in the year the election is made nor cause amounts to be paid in the year the election is made that would not otherwise be payable in that year. Subsequent changes to the time or form of payment of such cash amount shall be made only in accordance with Code Section 409A.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

ARTICLE XII

ADMINISTRATION

12.01	Administrator Duties

This Plan shall be administered by the Administrator. The Administrator also shall have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant or the Company.

12.02	Agents

In the administration of this Plan, the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

12.03	Binding Effect of Decisions

The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.04	Indemnity of Administrator and Committee

All Employers shall indemnify and hold harmless the Administrator and members of the Committee, and any Employee to whom duties of the Administrator may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in case of willful misconduct by the Committee or any of its members or any such employee.

12.05	Employer Information

To enable the Administrator to perform its functions, each Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Administrator may reasonably require.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

12.06	Fiduciary Discretion

In discharging the duties assigned to it under the Plan, the Committee and each other fiduciary with respect to the Plan has the discretion to interpret the Plan; adopt, amend and rescind rules and regulations pertaining to its duties under the Plan; and to make all other determinations necessary or advisable for the discharge of its duties under the Plan. Each fiduciary’s discretionary authority is absolute and exclusive if exercised in a uniform and nondiscriminatory manner with respect to similarly situated individuals. The express grant in the Plan of any specific power to a fiduciary with respect to any duty assigned to it under the Plan must not be construed as limiting any power or authority of the fiduciary to discharge its duties. A fiduciary’s decision is final and conclusive unless it is established that the fiduciary’s decision constituted an abuse of its discretion.

ARTICLE XIII

OTHER BENEFITS AND AGREEMENTS

The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or programs except as may otherwise be expressly provided.

ARTICLE XIV

CLAIMS PROCEDURE

Any claim by a Participant or his Beneficiary for benefits shall be submitted to the Administrator. The Administrator shall be responsible for deciding whether such claim properly relates to benefits provided by the Plan and for providing a final decision with respect to such claim. In addition, the Administrator shall provide a full and fair review of the claim, in accordance with the procedures required by ERISA.

For all purposes under the Plan, the decision with respect to a claim (if no review is requested) or the decision with respect to a claim review (if review is requested) shall be final, binding and conclusive on all interested parties.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

ARTICLE XV

TRUST

15.01	Establishment of the Trust

The Company may establish one or more Trusts to which the Employers may transfer such assets as the Employers determine in their sole discretion to assist in meeting their obligations under the Plan.

15.02	Interrelationship of the Plan and the Trust

The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.

15.03	Distributions From the Trust

Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Agreement.

ARTICLE XVI

MISCELLANEOUS

16.01	Status of Plan

The Plan is intended to be a plan that is not qualified within the meaning of Code section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Participant accounts and all credits and other adjustments to such Participant accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Participant accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

16.02	Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets, shall be, and remain, the general, unpledged unrestricted assets of the Employer. Any Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.03	Employer’s Liability

An Employer’s liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

16.04	Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in actual receipt, the amount, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owned by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.05	Not a Contract of Employment

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.06	Furnishing Information

A Participant or his Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

16.07	Terms

Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.08	Captions

The captions of the articles, sections or paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.09	Governing Law

Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the Commonwealth of Virginia without regard to its conflicts of laws principles.

16.10	Notice

Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Media General, Inc.

333 East Franklin Street

Richmond, Virginia 23219

Attn: Vice President, General Counsel and Corporate Secretary

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

16.11	Successors

The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

16.12	Validity

In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.13	Incompetent

If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.14	Distribution in the Event of Taxation

If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to a receipt, a Participant may petition the Administrator or the trustee of the Trust, as applicable, for a distribution of that portion of his benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, a Participant’s Employer shall distribute to the Participant immediately, funds in an amount equal to the taxable portion of his benefit (which amount shall not exceed a Participant’s unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

16.15	Insurance

The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

Media General, Inc.

Deferred Compensation Plan

Amended and Restated as of January 1, 2012

16.16	Omnibus Provisions

(a) Any benefit, payment or other right provided by the Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1).

(b) It is specifically intended that all elections, consents and modifications thereto under the Plan will comply with the requirements of Code section 409A (including any transition or grandfather rules thereunder). The Company is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Code section 409A (including any transition or grandfather rules thereunder and to declare any election, consent or modification thereto void if non-compliant with Code section 409A.